UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 28, 2005

THREE FIVE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-4373	86-0654102
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
7702 E. Doubletree Ranch Road, Suite 300
Scottsdale, AZ
85258
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: 602-389-8600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
Redmond Sale
     On October 28, 2005, Registrant’s wholly owned subsidiary, TFS Electronic Manufacturing Systems, Inc. (“TFS-EMS”), sold substantially all of its assets to Applied Technical Services Corporation (“ATS”). In consideration for the purchase of such assets, ATS paid TFS-EMS consideration estimated to be worth $5,400,000. Of the consideration, $600,000 was in the form of a payment made at closing, $1,500,000 is in the form of a holdback, which is to be paid out of the sale of proceeds of inventory purchased by ATS in the transaction, and the remaining $3,300,000 is the estimated total value of the collectible accounts receivables retained by TFS-EMS and the liabilities assumed by ATS. This transaction was approved by the bankruptcy court in TFS-EMS’s separate bankruptcy case and the proceeds from the sale are assets of TFS-EMS’s bankruptcy estate.
Penang Sale
     On October 31, 2005, Registrant’s wholly owned subsidiaries, TFS International, Ltd. and TFS International II, Ltd. (“Registrant’s Subsidiaries), sold their subsidiary and only asset TFS Electronic Manufacturing Services Sdn. Bhd. (“TFS Penang”) to Kontron Embedded Technology, Inc. (“Kontron”). In consideration for the purchase of TFS Penang, Kontron paid Registrant’s Subsidiares $1,855,000.00, which Registrant’s Subsidiaries directed to be paid directly to Registrant in the form of a dividend. $200,000 of the payment to Registrant’s Subsidiaries is being held back for a three (3) month period as security for certain representations and warranties made by Registrant’s Subsidiaries in the purchase agreement. In further consideration, Kontron repaid $145,000.00 of intercompany debt owed by TFS Penang to Registrant, which represented the entire debt owed by TFS Penang to Registrant. The proceeds of the intercompany repayment and the dividend declared by Registrant’s Subsidiaries are now assets of Registrant’s bankruptcy estate.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THREE FIVE SYSTEMS, INC.
Date: November 2, 2005	By:	/s/ Carl H. Young III
		Name:	Carl H. Young III
		Title:	Chief Restructuring Officer